Exhibit 99.1

Boise Cascade Company

1111 West Jefferson Street Ste 300   PO Box 50   Boise, ID 83728

T 208 384 6161

News Release

Investor Relations Contact	Media Contact

Wayne Rancourt	John Sahlberg

Office 208 384 6073	Office 208 384 6451

For Immediate Release: March 3, 2014

BOISE CASCADE COMPANY ANNOUNCES

COMMON STOCK DISTRIBUTION BY PRE-IPO INVESTOR

BOISE, Idaho — Boise Cascade Company (“Boise Cascade” or the “Company”) (NYSE: BCC) today announced that Boise Cascade Holdings, L.L.C. (“BC Holdings”), the holder of approximately 19.8% of the Company’s outstanding common stock, distributed 7,785,938 shares of common stock to its members, including Forest Products Holdings, L.L.C., an entity controlled by Madison Dearborn Capital Partners IV, L.P. Following this distribution, BC Holdings does not own any shares of the Company’s common stock. All of the distributed shares were in turn distributed by Forest Products Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P. to their respective members and partners and, as a result, neither entity holds any shares of the Company’s common stock following the distribution.

“We appreciate the constructive manner in which Madison Dearborn worked with our management team to transform the Company into a leading building products manufacturer and distributor during the period of private ownership. This distribution completes what has been a successful return of the Company to public ownership, a process which began a little over a year ago with our IPO in February 2013,” commented Tom Carlile, CEO for Boise Cascade. “I want to thank Madison Dearborn for its support while we strengthened the Company’s competitive position.”

“After a successful partnership with the Boise Cascade management team, we wish Tom Carlile and his exceptional team the best as Boise Cascade continues to move forward as a public company,” said Samuel M. Mencoff, co-Chief Executive Officer at Madison Dearborn Partners, LLC. “Management has done a tremendous job growing the Company’s business through the downturn and positioning Boise Cascade to take advantage of the market recovery that is underway. We appreciate all that they have done for the Company and its equityholders over our tenure together, and we believe that Boise Cascade will continue to benefit from their talented leadership.”

BC Holdings and Forest Products Holdings, L.L.C. were formed in October 2004 in connection with the acquisition of OfficeMax Incorporated’s forest products and paper assets. BC Holdings continued to hold approximately 68.7% of the Company’s outstanding common stock following its initial public offering in February 2013. BC Holdings has decreased its ownership since the Company’s initial public offering through two underwritten secondary offerings and a repurchase of shares of common stock by the Company from BC Holdings in July 2013.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements. Forward-looking statements include information concerning the offering.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. You should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.